UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 27, 2012

OLIN CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	1-1070	13-1872319
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

190 Carondelet Plaza, Suite 1530 Clayton, MO (Address of principal executive offices)	63105-3443 (Zip Code)

(314) 480-1400 (Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On April 27, 2012, Olin Corporation (“Olin”) and its indirectly wholly-owned subsidiary Olin Canada ULC (“Olin Canada”) entered into a five-year revolving credit facility (the “Revolving Facility”) with a syndicate of lenders and Wells Fargo Bank, National Association, as administrative agent.  The total facility amount is $265,000,000, which includes a sublimit for Olin Canada.  Olin may, pursuant to the terms of the Revolving Facility, increase the total facility amount to $365,000,000.

The obligations under the Revolving Facility are obligations of Olin and Olin Canada and are unsecured.  The obligations of Olin Canada under the Revolving Facility are guaranteed by Olin.  Borrowings under the Revolving Facility will bear interest at a per annum rate equal to, a “base rate”, “Eurodollar rate” or “Canadian Prime Rate” plus an interest rate spread determined by reference to a pricing grid based on Olin’s total leverage ratio.

Borrowings under the Revolving Facility are subject to the satisfaction of customary conditions, including the accuracy of representations and warranties and the absence of defaults and, in the case of the initial borrowing, the termination of commitments, and payment in full of all indebtedness, interest, fees and other amounts outstanding under the credit agreement dated as of October 29, 2007 among Olin, Olin Canada (f/k/a/ PCI Chemicals Canada/Société PCI Canada), banks named therein and Citibank, N.A., as administrative agent (the “Existing Revolving Facility Agreement”).  Upon such payment of the Revolving Facility (which occurred concurrently with the closing under the Revolving Facility), the Existing Revolving Facility Agreement terminated.

The Revolving Facility contains customary representations, warranties and affirmative and negative covenants which are substantially similar to those included in Olin’s Existing Revolving Facility Agreement.  The obligations of Olin and Olin Canada under the Revolving Facility may be accelerated upon customary events of default, including non−payment of principal or interest, breaches of covenants, cross−defaults to other material debt and specified bankruptcy events.

Olin intends to use proceeds of borrowings under the Revolving Facility for general corporate purposes.  As of the close of business on April 27, 2012, there were no borrowings outstanding under the Existing Revolving Facility.

On April 27, 2012, Olin also entered into a Forward Purchase Agreement (the “Forward Purchase Agreement”) governing The Industrial Development Authority of Washington County Series 2010A bonds, The Industrial Development Authority of Washington County Series 2010B bonds, The Mississippi Business Finance Corporation Series 2010 bonds and The Industrial Development Board of the County of Bradley and the City of Cleveland, Tennessee Series 2010 bonds (collectively, the “Bonds”).  The Forward Purchase Agreement secures a commitment from the current holders of the Bonds to repurchase the Bonds through October 31, 2016.

On April 27, 2012, Olin also executed a Second Amendment to the Amended and Restated Credit and Funding Agreement related to the Bonds (the “Second Amendment”) to reduce the interest rate on the Bonds.

The foregoing summary is qualified in its entirety by reference to the actual Revolving Facility, Forward Purchase Agreement and Second Amendment, which are attached as Exhibits 10.1, 4.1 and 4.2, respectively, and are incorporated herein by reference.

Item 1.02.              Termination of a Material Definitive Agreement.

The information required by this item relates to the Existing Revolving Facility Agreement and is included under Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included with respect to the Revolving Facility under Item 1.01.

On April 27, 2012, Olin issued a notice of redemption of $7.7 million of The Industrial Development Board of the County of Bradley (Tennessee) Variable Rate Demand Revenue Refunding (Olin Corporation Project) Series 1993C bonds.  The bonds currently pay a fixed rate of 6.625% and mature in 2017.  The bonds will be redeemed in June of 2012 at 103% of face value, resulting in an early redemption premium of $231,000.

Item 9.01.              Financial Statements and Exhibits.

The following agreements are filed with this Report:

d. Exhibit No.	Exhibit

4.1
Forward Purchase Agreement dated as of April 27, 2012, by and among Olin Corporation, the Lenders (as defined therein), and PNC Bank, National Association, in its capacity as administrative agent for the Lenders under the Funding Agreement (as defined therein).

4.2
Second Amendment to Amended and Restated Funding and Credit Agreement dated as of April 27, 2012, by and among Olin Corporation, the Lenders, and PNC Bank, National Association, as administrative agent for the Lenders (as defined therein).

10.1
Credit Agreement dated as of April 27, 2012, among Olin Corporation, Olin Canada ULC, the lenders from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent, Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLIN CORPORATION

By:	/s/ George H. Pain
Name: George H. Pain
Title: Senior Vice President, General Counsel and Secretary

Date:  May 3, 2012

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1
Forward Purchase Agreement dated as of April 27, 2012, by and among Olin Corporation, the Lenders (as defined therein), and PNC Bank, National Association, in its capacity as administrative agent for the Lenders under the Funding Agreement (as defined therein).

4.2
Second Amendment to Amended and Restated Funding and Credit Agreement dated as of April 27, 2012, by and among Olin Corporation, the Lenders, and PNC Bank, National Association, as administrative agent for the Lenders (as defined therein).

10.1
Credit Agreement dated as of April 27, 2012, among Olin Corporation, Olin Canada ULC, the lenders from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent, Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers.